                        CO-BRAND CREDIT CARD AGREEMENT

     This Agreement is entered into as of the 31st day of October, 1996, by and among Direct Merchants Credit Card Bank, National Association, a national banking association, with its offices at 1455 West 2200 South, Salt Lake City, Utah 84119 ("Direct Merchants Bank"), Metris Direct, Inc., a Minnesota corporation, with offices at 600 South Highway 169, Suite 1800, St. Louis Park, Minnesota 55426 ("Metris") and Fingerhut Corporation, a Minnesota corporation with offices at 4400 Baker Road, Minnetonka, MN 55343 ("Fingerhut").

                                  WITNESSETH:

     WHEREAS, Direct Merchants Bank, Metris, and Fingerhut desire to market to Fingerhut customers the Fingerhut Card, as defined herein; and

     WHEREAS, Fingerhut desires that Direct Merchants Bank be the exclusive issuer of the Fingerhut Card and acknowledges that Direct Merchants Bank has designated Metris as the exclusive service provider of marketing, mail segmentation and such other services as the parties may mutually agree for the Fingerhut Card;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

                                  DEFINITIONS

     The following terms, as used herein shall have the following meanings whether used in the singular or plural:

"Account" means an open-end line of credit (secured or unsecured), owned by Direct Merchants Bank (including the receivable generated thereunder), accessed through the use of the Fingerhut Card or other access device and used by a Cardholder for personal, family and household purposes. Account does not mean open or closed end credit accessed by a credit card or other access device which is a private label credit card, issued by or on behalf of Fingerhut or any Affiliate of Fingerhut.

"Account Booked" means an Account that meets Direct Merchants Bank's underwriting criteria for approval and a credit line is opened for the Cardholder greater than Direct Merchants Bank's minimum credit line in effect at time of approval. Account Booked does not mean an Account which is determined to be fraudulent or lost/stolen.

"Affiliate" means (i) with respect to Fingerhut any person or entity directly or indirectly (including through any subsidiary) owned or controlled by Fingerhut or under common ownership or control with Fingerhut; (other than Metris and any person or entity directly or indirectly owned or controlled by Metris) and (ii) with respect to Direct Merchants Bank and Metris, any person or entity directly or indirectly (including through any subsidiary) owned or controlled by Direct Merchants Bank or Metris.

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"Affinity Participant" means a non-Party business that offers special products or services directly to Cardholder in accordance with terms agreed upon by Direct Merchants Bank and Metris.

"Agreement" means this Agreement including all Exhibits, as amended from time to time, identified in this Agreement.

"Direct Merchants Bank" means Direct Merchants Credit Card Bank, National Association, a national banking association and any Affiliate of Direct Merchants Bank to which this Agreement is assigned.

"Cardholder" means a Prospect who accepts a Fingerhut Card, and for whom an Account is established.

"Cardholder Account Agreement" means the agreement between Direct Merchants Bank and each Cardholder.

"Cardholder List" means a list of Cardholders.

"Card Enhancement Products" means one or more of the following products: auto clubs, account protection and debt waiver products, credit life insurance, credit card registration, legal services, shopping services, dining clubs, bonus or rebate programs, retail memberships, any other credit card value program developed by Metris or Direct Merchants Bank, and any other products offered by Metris or Direct Merchants Bank for which the Fingerhut Card (or its successor product) is the primary billing or access device and which are offered in conjunction with the Fingerhut Card.

"Direct Competitor of Fingerhut" means any unaffiliated third party that sells merchandise through direct mail and/or inbound/outbound telemarketing solicitations.

"Metris" means Metris and any Metris Affiliate to which this Agreement is assigned or which otherwise become Party to this Agreement.

"Fingerhut Card" means a general purpose credit card, plate or other access device (including cash advance checks) issued by Direct Merchants Bank that may be used from time to time to obtain credit on the Account and that bears the name and logo of VISA, MasterCard or other member association as well as the name and logo of Fingerhut.

"Initial Term" has the meaning ascribed in Article 7.

"Net Purchases" means purchases of goods or services (including cash advances) made by Cardholders or their authorized users through the use of Fingerhut Cards (whether or not the purchases are effected in person or via telephone, mail or other means), less merchant credits, and reflecting appropriate purchase adjustments posted to the Accounts.


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"Party" or "Parties" means Direct Merchants Bank and/or Fingerhut and/or
Metris, and/or if the context so requires, any Affiliate which is an assignee of the parties.

"Pre-Screened Prospect List" means a list of Prospects who have been prescreened by Direct Merchants Bank for credit worthiness, are approved by Direct Merchants Bank for solicitation, and will be solicited by Direct Merchants Bank for the Fingerhut Card.

"Prospect" means an individual who may be solicited for or may seek a Fingerhut Card.

"Renewal Term" has the meaning ascribed in Article 7.

"Securitization" means any transaction involving the pooling and sale of the receivable and other assets arising under or through the Accounts to an entity which may issue securities and fund such purchases. The term is to be construed broadly to include sales to a trust which issues certificates or sales to corporations or other institutions which may issue notes or commercial paper to fund such purchases.

"Securitized Account" means all Accounts whose receivable or other assets have been transferred in a Securitization.

                           ARTICLE 1 - CARD PROGRAM

     1.1  GENERAL.

          (a) Direct Merchants Bank and Fingerhut will develop, as provided in this Agreement, a credit card program whereby Direct Merchants Bank will offer a Fingerhut Card. Direct Merchants Bank will establish Accounts and issue Fingerhut Cards, and Direct Merchants Bank or Metris will administer such Accounts. Direct Merchants Bank, Metris and Fingerhut will also develop mutually agreeable lists of Prospects for the Fingerhut Card. Fingerhut reserves the right to develop a Cardholder "rewards" or "incentive" program for the Fingerhut Card. At such time, the Parties agree to negotiate in good faith to develop such a program to enhance the value of the Fingerhut Card and the terms and conditions to fund such program.

          (b) Notwithstanding anything else in this Agreement, Fingerhut acknowledges that Direct Merchants Bank shall be solely responsible for credit policy, including Account origination credit criteria, credit approval, administration, billing, collections, credit terms (including interest rate) and any other areas of responsibility which applicable laws, regulations or other member association rules require to be the sole responsibility of Direct Merchants Bank. Subject to the conditions set forth in Section 4.3(b), Fingerhut further agrees that Direct Merchants Bank may enter into any contract, agreement or other arrangement with a Direct Competitor to issue, process or manage a co-brand, affinity or other jointly branded credit card or product.

     1.2  RESPONSIBILITIES

          (a) LIST DEVELOPMENT. The Parties shall, at Direct Merchants Bank's expense, prepare lists of Prospects to be solicited for the Fingerhut Card. Fingerhut will provide Direct Merchants Bank with lists of Prospects from its lists of customers along with certain attributes regarding those customers. Fingerhut will not provide any customer information that in its sole discretion would cause it to become a consumer reporting agency.

          (b)  SOLICITATIONS/APPLICATIONS.  Subject to the review process in
Section 1.2(k), Metris and Direct Merchants Bank will each, at their own expense, develop and distribute credit solicitations/applications for the Fingerhut Card. Subject to Fingerhut's prior written consent, such consent not to be unreasonably withheld, Direct Merchants Bank may use Fingerhut's or other advertising media (including direct mail, catalog, and inbound/outbound telemarketing or other media) to solicit Prospects. Any such solicitations shall be upon terms and conditions mutually agreed to by the Parties.

          (c) MARKETING/RESPONSE FULFILLMENT. Metris and Direct Merchants Bank agree to assume responsibility for all costs and expenses of all marketing, advertising (including mass media), and other marketing costs (including mailing of Fingerhut Cards, card carriers and production of Cardholder Account Agreements) for application fulfillment (including postage), associated with the marketing of the Fingerhut Card.

          (d) ACCOUNT ORIGINATION. Direct Merchants Bank agrees to open an Account for each Prospect meeting its credit criteria. Direct Merchants Bank, as owner and issuer of the Account, will have sole discretion in developing and implementing credit criteria for establishing an Account, including but not limited to all on-going credit decisions for credit line increases or decreases, overlimits, point-of-sale authorizations, Account closures, and re-issuance of Fingerhut Cards.

          (e) PRE-SCREENING. Subject to the credit and other criteria of Direct Merchants Bank, the Parties will develop a Pre-Screened Prospect List from the lists of Prospects. The Parties agree that the Prospect List provided shall be considered Confidential Information as such term is defined in Section 4.1 (b) hereof and agree to maintain the confidentiality of such Prospect list.

          (f) CARD ENHANCEMENT PRODUCTS. Metris or Direct Merchants Bank will develop, itself or through third parties, Card Enhancement Products to offer Cardholders. Revenues from such Card Enhancement Products will be for the sole benefit of Direct Merchants Bank. Metris or Direct Merchants Bank will not offer a Card Enhancement Product to Cardholders that is provided for the benefit of or in association with a Direct Competitor of Fingerhut without Fingerhut's prior written consent, (such consent to be provided within ten (10) days of request). The Parties confirm that Fingerhut may reasonably withhold such consent if an offer may have an adverse effect on Fingerhut's business or its competitive position relative to a Direct Competitor.

          (g) STATEMENT MESSAGES. Fingerhut shall have the right to use, without cost, the space allocable to marketing messages on Direct Merchants Bank's periodic billing statements to Cardholders for up to four of the twelve periodic billing statements sent to Cardholders within a calendar year but not more than once per quarter. Direct Merchants Bank shall have the right to use the remaining space except such space will not be used to offer products of Direct Competitors of Fingerhut. The total space allocable to marketing messages shall exclude space reasonably required by Direct Merchants Bank to communicate credit information to Cardholders, including but not limited to changes in terms, annual fees, over-the-credit-limit and late payment information and any information required by law or regulation.

          (h) INSERTS. Fingerhut, at no cost, shall have the right to place inserts in Cardholder periodic billing envelopes, up to the standard postage weight limitations for statement mailings with a maximum of up to six inserts per calendar year not to exceed two per quarter or one per month. Direct Merchants Bank shall have the right to use other statement inserts (which includes member association inserts such as MasterValues or other similar member news items) for products and information, or if applicable, for Affinity Participants (subject to the limitations in Section 1.2(j)). Notwithstanding the foregoing, Direct Merchants Bank agrees not to mail statement inserts to Cardholders that offer products or services of a Direct Competitor of Fingerhut except for retailers or catalogues in Master Values or other similar member news items. Requests by Fingerhut for additional space will be reviewed in good faith by Direct Merchants Bank. Notwithstanding, Direct Merchants Bank reserves the right to decrease the number of inserts Fingerhut is allowed, as provided herein, in the event applicable laws, rules or regulations require Direct Merchants Bank to communicate Cardholder changes via a statement insert. In the event of such insert decrease, Fingerhut's inserts will be inserted in the next statement mailing so as not to reduce Fingerhut's total statement insert to less than six.

          (i) "BANGTAILS". Fingerhut or Direct Merchants Bank, subject to Direct Merchants Bank's discretion, may use space on billing envelopes which is commonly referred to as the "bangtail"; provided, however, that such user pays for developing the "bangtail", and for the corresponding remittance envelopes as well as any other costs incurred or incident to this process including, but not limited to, the cost of transmitting cardholder orders from the "bangtail".

          (j) ENGAGEMENT OF AFFINITY PARTICIPANTS. Subject to Fingerhut's prior written approval, not to be unreasonably withheld, Direct Merchants Bank or Metris may enter into contracts providing for the participation of Affinity Participants to enhance the value of the Fingerhut Card. Administration of the relationship with Affinity Participants shall be the sole responsibility of Direct Merchants Bank or Metris. Except for Affinity Participants permitted by Fingerhut prior to execution of this Agreement, Direct Merchants Bank or Metris will not engage Affinity Participants to market to the Cardholder which are Direct Competitors of Fingerhut. Metris or Direct Merchants Bank may request Fingerhut's prior written consent to offer such product of an Affinity Participant to a Cardholder. The Parties confirm that Fingerhut may reasonably withhold its consent for purposes of this paragraph (j), if an offer or contract with an Affinity Participant may have an adverse effect on the value or usefulness of the Fingerhut name or reputation or on Fingerhut's business or prospects or on its competitive position relative to a Direct Competitor and the Fingerhut Card.

          Direct Merchants Bank and Metris agree that they will not enter into any agreements with Affinity Participants which (i) conflict with the terms of this Agreement, or (ii) impose any additional obligations on any other Party without such other Party's prior written consent. In addition, neither Direct Merchants Bank, Metris nor Fingerhut will be liable for any obligations assumed by any other Party with Affinity Participants in any agreement other than as contemplated by the preceding sentence.

          (k) REVIEW OF SOLICITATION, ADVERTISING AND MARKETING MATERIALS. All solicitation, advertising and marketing materials (including statement inserts, "bangtails," and all other communications to Cardholders) for the Fingerhut Card shall be reviewed by the Parties for legal, regulatory compliance as well as compliance with direct mail requirements. Any Party hereto may withhold approval of any solicitation, advertisement or marketing material which such Party, in its reasonable opinion, considers a violation of any law, regulation or requirement applicable to the Party or in its reasonable opinion would have an adverse impact on the Fingerhut Card. Direct Merchants Bank shall be solely responsible for ensuring compliance with legal and regulatory requirements applicable to the Fingerhut Card of all solicitation, advertising and marketing materials approved by Direct Merchants Bank. Fingerhut shall be solely responsible for ensuring compliance with legal and regulatory requirements applicable to Fingerhut of all solicitation, advertising and marketing materials approved by Fingerhut. Each Party agrees to provide comments on or approval of solicitation, advertising and marketing materials within 5 business days after receipt. All solicitation, advertising or other marketing material shall identify Direct Merchants Bank as the issuer of the Fingerhut Card.

          (l) Fingerhut agrees that Direct Merchants Bank, or Metris may solicit, each at its own expense, the Cardholder List for products offered by Direct Merchants Bank, or Metris. Direct Merchants Bank agrees that Fingerhut may solicit at its expense the Cardholder List for merchandise offered by Fingerhut. The Cardholder List is subject to the confidentiality requirements of Section 4.1(b). Direct Merchants Bank and Metris agree that, except as otherwise expressly provided in this Agreement or otherwise agreed to in writing by the Parties, Fingerhut shall have the exclusive right to offer merchandise sold by it to the Cardholder List.

                          ARTICLE 2 - ADMINISTRATION

     2.1 USE OF FINGERHUT NAME AND LOGO. During the term of this Agreement, Direct Merchants Bank shall have the nonexclusive right to use the name "Fingerhut" and the "Fingerhut" logo which Fingerhut has provided to Direct Merchants Bank for the limited purposes described herein on the Fingerhut Card Cardholder statements, Cardholder customer service letters and marketing materials mailed to Cardholder, and for other purposes approved in advance by Fingerhut in connection with the Fingerhut Card. Fingerhut reserves the right to prohibit use of its name and logo on collection letters or other collection communication from Direct Merchants Bank.

     2.2 RIGHT TO ACCESS. Each Party will (i) permit the other Party or Parties, as applicable and its authorized representatives or regulatory auditors reasonable access, during normal business hours, to audit the books and records of the other Party as they relate to compliance of the other Party with the terms and conditions of this Agreement, and (ii) cause its personnel to provide the other Party with reasonable assistance in its performance of such audit and investigation; provided, however, that such audit and investigation will be conducted by such Party in a manner which does not unreasonably interfere with the other Party's normal operations; and provided further that the other Party will not be required to divulge any records, including certain customer information, to the extent prohibited by applicable statutes or regulations or subject to attorney client or other privilege.

     2.3 COMPLIANCE WITH LAWS. Direct Merchants Bank and Metris, in accomplishing their duties under this Agreement, will, in relation to the Cardholder Account Agreements and Accounts, comply in all material respects with all applicable federal and state laws, rules and regulations including
(i) the Federal Consumer Credit Protection Act and its implementing regulations and (ii) all regulations of VISA, MasterCard or other member association.

     2.4 SECURITIZATION. Fingerhut agrees Direct Merchants Bank shall have the right to (i) take any action required consistent with industry practices to effect a Securitization of an Account, (ii) engage in hedging transactions consistent with industry practices including but not limited to interest rate swaps or interest caps with respect to revenue anticipated or received from such Securitized Account, and (iii) determine the terms, conditions and provisions of any documentation, arrangements or agreements relating to such Securitization and hedging transactions.

                           ARTICLE 3 - COMPENSATION

     3.1 COMPENSATION. Direct Merchants Bank will pay to Fingerhut for each Account Booked the fees as specified in Exhibit A.

     3.2 SETTLEMENT OF PAYMENT. Direct Merchants Bank will pay Fingerhut and Fingerhut will pay Direct Merchants Bank or Metris, as applicable, in immediately available funds and not later than the thirtieth (30th) business day following the end of each calendar month, all amounts due and payable to the other pursuant to this Agreement and Exhibit A.

                         ARTICLE 4 - CERTAIN COVENANTS

     Direct Merchants Bank, Metris and Fingerhut each covenant and agree that:

     4.1  COOPERATION.

          (a) COOPERATION. Each Party will cooperate fully in furnishing any information or performing any action reasonably requested by the other Party or Parties, as applicable, which information or action is necessary to the timely, and successful consummation of the transactions contemplated by this Agreement.


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

     4.2  CONFIDENTIALITY.

          (a) CONFIDENTIALITY. Proprietary information furnished prior to and after execution of this Agreement by one Party to the other in connection with this Agreement and the transactions contemplated hereby will be kept in confidence by such other Party, including its Affiliates, in accordance with its policies for maintaining the confidence of its own information of similar content. The term "Confidential Information" shall mean and include (i) all trade secrets and other confidential business information learned in the course of performance by either Party of its obligations hereunder, (ii) the Fingerhut credit score and any other information provided by Fingerhut with respect to Prospects or data which is disclosed by a Party to the other Party under or in contemplation of this Agreement. "Confidential Information" may be either the property of the disclosing Party or information provided to the disclosing Party by a corporate Affiliate of the disclosing Party or by a third party.

          (b) Notwithstanding the foregoing, the term "Confidential Information shall not include information which (i) is already known to such other Party when received, (ii) thereafter becomes generally obtainable by a Party other than as a result of an unauthorized disclosure by the Party taking advantage of this clause, (iii) is required by law, regulation or court order to be disclosed by such Party, provided that in the case of this clause, prior notice of such disclosure has been given to the Party which furnished such information, when legally permissible, and that such other Party which is required to make the disclosure uses its best efforts to provide sufficient notice to permit the Party which furnished such information to take legal action to prevent the disclosure, or (iv) reasonably necessary, in the opinion of counsel, to be disclosed in the context of a legal proceeding or regulatory investigation provided that prior notice shall be given to the party which furnished the information. Any Party may disclose information to VISA or MasterCard or other member association pursuant to their respective requirements or to either Party's respective Affiliates, auditors, counsel rating agencies, or regulators.

          (c)  In addition, notwithstanding anything contained in this
Section 4.2 to the contrary, Direct Merchants Bank or Metris may (i) with an appropriate confidentiality agreement in place, disclose such information relating to this Agreement and the transactions contemplated hereby as may be reasonably necessary to Affinity Participants, and (ii) with an appropriate confidentiality agreement in place, disclose such information to others with a reasonable business need; PROVIDED, HOWEVER, that neither Direct Merchants Bank or Metris will disclose any of Fingerhut's confidential information without Fingerhut's prior written consent. Direct Merchants Bank, Metris and Fingerhut shall not be obligated to disclose to any of the others any information relating to Cardholders which is required by applicable law to be kept confidential or is otherwise prohibited from disclosure by this Agreement, or would cause either party, in its reasonable interpretation, to be deemed a credit reporting agency as defined under applicable state or federal law. This Section 4.2 shall survive any termination of this Agreement for five (5) years.


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

     4.3  COVENANTS.

          (a) COVENANT OF FINGERHUT. Fingerhut agrees that, during the term of this Agreement, including any renewals, Fingerhut will not own (directly or indirectly) the credit card (secured or unsecured) account or receivables on an account, issue, process, manage or enter into an agreement with a third party to own (directly or indirectly), issue, process, or manage another Fingerhut Card (including a credit or charge card, or travel and entertainment card or other general purpose credit card). Direct Merchants Bank and Metris agree Fingerhut or any of its Affiliates may own, issue, manage or process itself a private label open or closed end credit card which is not (x) a credit card bearing the same logo as the Fingerhut Card, or
(y) processed for use as a general purpose credit card by or bearing the name and logo of a member association as a general purpose credit card.

          (b) COVENANT OF DIRECT MERCHANTS BANK. Direct Merchants Bank agrees that during the term of this Agreement, including any renewals, Direct Merchants Bank will not solicit the Cardholder List to offer a co-branded, affinity or jointly branded credit card or product of a Direct Competitor.

                  ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATION AND WARRANTIES OF DIRECT MERCHANTS BANK. Direct Merchants Bank hereby represents and warrants to Fingerhut as follows:

          (a) ORGANIZATION. Direct Merchants Bank is a national banking association duly organized and validly existing under the laws of the United States.

          (b) CAPACITY; AUTHORITY; VALIDITY. Direct Merchants Bank has all necessary corporate power and authority to enter into this Agreement and to perform or cause to be performed all of its obligations under this Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Direct Merchants Bank, and this Agreement has been duly executed and delivered by Direct Merchants Bank and constitutes the valid and binding obligation of Direct Merchants Bank, enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

          (c) CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement by Direct Merchants Bank, nor the consummation of the transactions contemplated hereby by Direct Merchants Bank, will (i) result in a breach of, constitute a material default under, or accelerate the performance required by the terms of any contract, instrument or commitment to which Direct Merchants Bank is a party or by which Direct Merchants Bank is bound, (ii) violate the charter or by-laws of Direct Merchants Bank, or any other equivalent organizational document of Direct Merchants Bank,
(iii) require any consent or approval under any judgment, order, decree, permit or license to which Direct Merchants Bank is a party or by which Direct Merchants Bank is bound,


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

or (iv) require the consent or approval of any governmental authority or other party to any contract, instrument or commitment to which Direct Merchants Bank is a party or by which it is bound, except as have been obtained or as contemplated by the Parties with respect to MasterCard, VISA, or other member associations.

     5.2 REPRESENTATION AND WARRANTIES OF FINGERHUT. Fingerhut hereby represents and warrants to Direct Merchants Bank as follows:

          (a) ORGANIZATION. Fingerhut is a business corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

          (b) CAPACITY; AUTHORITY; VALIDITY. Fingerhut has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. This Agreement and the consummation by Fingerhut of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Fingerhut, and this Agreement has been duly executed and delivered by Fingerhut and constitutes the valid and binding obligation of Fingerhut, enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles).

          (c) CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement. by Fingerhut nor the consummation of the transactions contemplated hereby by Fingerhut will (i) result in a material breach of, constitute a default under, or accelerate the performance required by the terms of any contract, instrument or commitment to which Fingerhut is a party or by which Fingerhut is bound, (ii) violate the charter or by-laws of Fingerhut, or any other equivalent organizational document of Fingerhut,
(iii) require any consent or approval under any judgment, order, decree, permit or license to which Fingerhut is a party or by which Fingerhut is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Fingerhut is a party or by which it is bound.

     5.3 REPRESENTATION AND WARRANTIES OF METRIS. Metris hereby represents and warrants to Direct Merchants Bank as follows:

          (a) ORGANIZATION. Metris is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) CAPACITY; AUTHORITY; VALIDITY. Metris has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. This Agreement and the consummation by Metris of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Metris, and this Agreement has been duly executed and delivered by Metris and constitutes the valid and binding obligation Metris, enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights, generally and by general equity principles).


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

         (c) CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement. by Metris nor the consummation of the transactions contemplated hereby by Metris will (i) result in a breach of, constitute a material default under, or accelerate the performance required by the terms of any contract, instrument or commitment to which Metris is a party or by which Metris is bound,
(ii) violate the charter or by-laws of Metris, or any other equivalent organizational document of Metris, (iii) require any consent or approval under any judgment, order, decree, permit or license to which Metris is a party or by which Metris is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Metris is a party or by which it is bound.

                         ARTICLE 6 - INDEMNIFICATION

    6.1  INDEMNIFICATION OBLIGATIONS

         (a) BY DIRECT MERCHANTS BANK. Direct Merchants Bank shall be liable to and shall defend, indemnify and hold harmless Fingerhut and its Affiliates, and their respective officers, directors, employees and permitted assigns harmless from and against any and all Losses (as hereinafter defined) incurred by reason of or related to (i) Direct Merchants Bank's breach of any representation, warranty or covenant hereunder, (ii) Direct Merchants Bank's failure to perform its obligations hereunder, and (iii) any claim by a Cardholder or an Affinity Participant based on the act or omission of Direct Merchants Bank with respect to the Fingerhut Card, except that Direct Merchants Bank shall not be liable for any claim of a Cardholder or an Affinity Participant caused by the act or omission of Fingerhut or a Fingerhut Affiliate.

         (b) BY FINGERHUT. Fingerhut shall be liable to and shall defend, indemnify and hold harmless Direct Merchants Bank, Metris and their Affiliates, and their respective officers, directors, employees and permitted assigns harmless from and against any and all Losses (as hereinafter defined) incurred by reason of or related to (i) Fingerhut's breach of any representations, warranty or covenant hereunder, and (ii) failure to perform its obligations hereunder; except that Fingerhut shall not be liable for any claim of a Cardholder or an Affinity Participant caused by the act or omission of Direct Merchants Bank, Metris, or their Affiliates.

         (c) METRIS. Metris shall be liable to and shall defend, indemnify and hold harmless Direct Merchants Bank, Fingerhut, and their Affiliates, and their respective officers, directors, employees and permitted assigns harmless from and against any and all Losses (as hereinafter defined) incurred by reason of or related to (i) Metris' breach of any representations, warranty or covenant hereunder, and (ii) failure to perform its obligations hereunder; except any claim of a Cardholder or an Affinity Participant caused by the act or omission of Direct Merchants Bank.

         (d) "LOSSES" DEFINED. For purpose of this Section 6.1, the term "Losses" shall mean any liability, damages, costs, losses and expenses, including attorneys' fees, disbursements and court costs, reasonably incurred by Direct Merchants Bank, Metris or Fingerhut in connection with any threatened, pending, or adjudicated claim, demands, action, suit or proceeding (whether civil, criminal, administrative or investigated by an unaffiliated third party without regard to whether or not such Losses would be deemed material under this Agreement.

     6.2 PROCEDURES.

         (a) NOTICE OF CLAIMS. The Parties agree that in case any claim is made, or any suit or action is filed or served (whichever is the earlier) which, if not corrected, may give rise to a right of indemnification for a Party hereunder ("Indemnified Party") from the other Party ("Indemnifying Party"), the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of such notice or knowledge of such claim, suit, or action. On a best efforts basis, notice to the Indemnifying Party shall be given no later than fifteen days after receipt by the Indemnified Party in the event a suit or action has commenced or thirty days under all other circumstances; provided, however, that the failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each Party will render to the other such assistance as it may reasonably require of the other in order to ensure prompt and adequate defense of any suit, claim or proceeding based upon a statement of facts which may give rise to a right of indemnification hereunder.

         (b) SELECTION OF COUNSEL. The Indemnifying Party shall have the right to defend, compromise and settle any suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Section 6.1 above in connection therewith; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all Losses relating thereto. In the event two of the parties to this Agreement must indemnify the third, the parties agree the two Indemnifying Parties must agree to select one to be the Indemnifying Party to the third Indemnified Party and the third Indemnified Party shall look to one party to this Agreement for indemnification. The Indemnifying Party shall notify the Indemnified Party within ten days of having been notified pursuant to Section 6.2(a) of this Agreement if the Indemnifying Party elects to assume the defense of any such claim, suit or action and employ counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to participate in such defense compromise or settlement through counsel chosen by it, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless the Indemnifying Party shall not have employed counsel to take charge of the defense thereof.

         (c) SETTLEMENT OF CLAIMS. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle or compromise any matter for which indemnification may be sought without the consent of the Indemnifying Party. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

         (d) SUBROGATION. The Indemnified Party shall be subrogated to any claims or rights of the Indemnifying Party as against any other persons with respect to any amount paid by the Indemnified Party under this Article 6. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

         (e) INDEMNIFICATION PAYMENTS. Amounts owing under this Article 6 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability; provided, however, if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify and the Parties are not otherwise able to reach agreement, the controversy shall be settled by final order entered by a court of competent jurisdiction.

    6.3 SURVIVAL OF INDEMNIFICATION. The provisions of this Article 6 shall expressly survive any termination of this Agreement under Article 7 below or otherwise for a period of ten (10) years.

                       ARTICLE 7 - TERM AND TERMINATION

    7.1 TERM. This Agreement will continue until July 18, 2003 (the "Initial Term") . Thereafter, this Agreement will automatically renew for one term of three (3) years ("Renewal Term"), unless one Party provides written notice to the other Party not less than twelve (12) months prior to the end of the Initial Term or any Subsequent Renewal Term of its intent to terminate this Agreement. Six (6) months prior to the conclusion of the Renewal Term, the Parties may extend this Agreement in three (3) year increments upon mutual agreement. In the event a replacement agreement has not been agreed upon by the Parties at the end of the Renewal Term or any other mutually agreed upon extension, the Parties shall continue to cooperate and to carry out their respective responsibilities and duties under the terms of this Agreement for up to eighteen (18) months beyond such Renewal Term or other mutually agreed upon extension to facilitate an orderly transition.

         Notwithstanding anything contained in this Section 7.1 to the contrary, this Agreement may be terminated prior to the end of the Initial Term or any Renewal Term upon the mutual written agreement of the Parties. The termination of this Agreement pursuant to this Article 7 will not terminate, affect or impair any rights (including the right to commence a suit or claim for breach of this Agreement), obligations or liabilities of either Party hereto which may accrue prior to such termination or which, under the terms of this Agreement, continue after such termination.

    7.2 TERMINATION. Any Party may terminate this Agreement reserving all other remedies and rights hereunder in whole or in part and otherwise available in law or in equity, upon the following conditions:

         (a) EVENT OF DEFAULT. Upon the occurrence of an Event of Default, (as hereinafter defined) the non-defaulting Party may terminate this Agreement by giving no less than 120 days prior written notice of its intent to terminate. Such written notice shall describe the Event of Default. If the defaulting Party corrects the condition which resulted in the Event of Default within 90 days from the date of delivery of the notice from the other Party, this Agreement shall remain in full force and effect. For purposes of this
Section 7.2, the following events shall be "Events of Default": (i) any Party materially defaults in the performance of any of its duties or obligations under this Agreement and continues after notice, (ii) a breach by a Party of its material covenants, representations and warranties set forth herein which are not remedied, (iii) Direct Merchants Bank loses its membership in either VISA, MasterCard, or any other member association and such loss of membership materially adversely impacts Direct Merchants Bank's issuance of the Fingerhut Card, (iv) any Party acts in a manner which causes significant harm to the goodwill of the other and adversely impacts the Fingerhut Card, and (v) Direct Merchants Bank sells the Accounts to a third person; PROVIDED, HOWEVER, it shall not be an Event of Default if Direct Merchants Bank sells a Securitized Account or an account for collection in the ordinary course of business, or any other such sale of the Account which is necessary in the ordinary course of business.

         (b) BANKRUPTCY. A Party may, to the extent permitted by law, terminate this Agreement at any time upon written notice to the other in the event a petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law, or other similar state or federal banking regulatory action related to bankruptcy, is filed by or against the other Party and not dismissed within 90 days, or upon the other Party's making of an assignment of its assets for the benefit of creditors, or upon the application of the other Party for the appointment of a receiver or trustee of its assets or if the other Party becomes insolvent or unable to pay its debts as they mature. The Party which becomes subject to any proceeding under this Section 7.2(b) will promptly notify the other Parties to this Agreement.

         (c) FORCE MAJEURE. In the event any Party fails to perform its obligations under this Agreement in whole or in part as a consequence of an act of God, including fire, explosion, earthquake, public utilities failure, accident, flood, embargo, war, nuclear disaster, or riot (a "Force Majeure Occurrence"), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. The disabled Party shall promptly and in writing notify the other Parties to this Agreement of the Force Majeure Occurrence and advise the other Parties of the extent of the disabled Party's disability and the expected duration of the disabled Party's inability to perform its obligations hereunder. This Agreement may be terminated by either Party receiving such notice on or after the 180th day following receipt of notice from the disabled Party if the failure to perform has not been cured at the end of such 180 day period.

         (d) CHANGE IN LAW. In the event there is a change in law that materially impairs the goals and objectives of this Agreement, any Party may terminate this Agreement by giving no less than one hundred twenty (120) days prior written notice of its intent to terminate. Such written notice shall describe the law which materially impairs the goals and objectives of this Agreement.

         (e) CHANGE IN CONTROL. Fingerhut shall have the right to terminate this Agreement by written notice to Metris upon the occurrence of a Change of Control (as defined below) with respect to Metris. A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning or Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than Fingerhut shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Metris; (b) a majority of the seats (other than vacant seats) on the board of directors of Metris shall at any time be occupied by persons who were neither (i) nominated by Fingerhut, or by the Board of Directors of Metris, nor (ii) appointed by directors so nominated; or (c) any person or group other than Fingerhut shall otherwise directly or indirectly have the power to exercise a controlling influence over the management or policies of Metris.

    7.3  OBLIGATIONS UPON TERMINATION.

         (a) OWNERSHIP OF ACCOUNTS. Upon termination of this Agreement pursuant to this Article 7, unless the accounts are sold, Direct Merchants Bank shall continue to own the Accounts, and shall have the right to re-issue the Fingerhut Card with a card which does not use the Fingerhut name or logo or under any other name or logo it may choose in its sole discretion.

         (b) REMEDIES. Each of the Parties hereto shall be liable to the other for damages arising out of or in connection with any breach of this Agreement, subject to the duty of the non-breaching party to take all reasonable actions in order to mitigate such damages. The Parties agree that in no event shall any Party to this Agreement be liable to the other for punitive, indirect, special or consequential damages arising out of a breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for breach with respect to the respective obligations under this Agreement, and that monetary damages would not be a sufficient remedy for any Event of Default. Accordingly, the non-breaching Party shall, to the extent permitted by law or equity, be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of, or Event of Default under this Agreement. The remedies described in this Section 7.3(b) shall not be deemed to be the exclusive remedies for any breach of, or Event of Default under this Agreement, but shall be in addition to all other remedies available; to the parties at law or in equity, subject to the limitations with respect to damages set forth in this Section 7.3(b).

    7.4  PURCHASE UPON TERMINATION.

         (a) PURCHASE RIGHT. Except for a termination resulting from Section 7.2(a), (b), (d) or (e) at the end of the Initial Term or any subsequent Renewal Term of this Agreement, Fingerhut (including its permitted assigns under this Agreement), shall have the right to purchase from Direct Merchants Bank the Accounts, including Securitized Accounts, and the Cardholder List at a purchase price determined in accordance with Section 7.4(b) below and under the terms and conditions of a purchase and sale agreement. Such right may be exercised upon six months' written notice to Direct Merchants Bank prior to the end of the Initial Term or Renewal Term. Notwithstanding the sale of the Accounts, Securitized Accounts, and Cardholder List, Fingerhut agrees that Metris and Direct Merchants Bank shall have the exclusive right, for three years from the date of purchase of the Accounts, Securitized Accounts, and Cardholder List by Fingerhut, to sell Card Enhancement Products to the Cardholder List. Such exclusive right shall include (i) the right to renew any Card Enhancement Product purchased by a Cardholder prior to the sale of the Accounts (including Securitized Accounts) and Cardholder List to Fingerhut;
(ii) the right to offer Card Enhancement Products to Cardholder(s) on the Cardholder List who have previously not accepted an offer to purchase a Card Enhancement Product (including renewals); and (iii) the right to offer Card Enhancement Product (including renewals) to any new Cardholders which are added to the Cardholder List, whether or not the Fingerhut Card is reissued or rebranded by Fingerhut. Income (including renewal income) derived from the sale of Card Enhancement Products to the Cardholder List shall be the sole income of Metris and Direct Merchants Bank.

         (b) PURCHASE PRICE. Fingerhut agrees to pay Direct Merchants Bank a purchase price for the Accounts and Cardholder List as follows: The sum of (i) the book value (excluding loan loss reserves of the Accounts), plus (ii) any earned or unbilled interest or fees, plus (iii) the preceding three year amortized cost to acquire the Account(s), plus (iv) any premium assigned to the Accounts based on an independent third party valuation of the portfolio.

         (c) PURCHASE CONDITION. Fingerhut agrees to purchase the Accounts, subject to any Securitization agreements or arrangements that Direct Merchants Bank or its Affiliate may have entered into and subject to any necessary approvals of rating agencies, trustees or other parties as set forth in such Securitization transaction. Fingerhut and Direct Merchants Bank agree to cooperate to take the reasonable necessary actions to effectuate an orderly transition of the Accounts, including the Securitized Accounts, to Fingerhut. Direct Merchants Bank further agrees to take reasonable necessary actions to remove the Securitized Accounts from the Securitization to enable Fingerhut to complete the purchase of the Accounts.

                          ARTICLE 8 - MISCELLANEOUS

    8.1 NOTICES. All notices and other communications by Direct Merchants Bank, Metris and Fingerhut hereunder shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person, or when sent via telecopy transmission with hard copy sent via first class mail the same day, receipt requested and mailed via first class mail, or four business days after posting to the United States postal service registered or certified mail, with postage prepaid, addressed as follows:

    If to Direct Merchants Bank:

         Direct Merchants Credit Card Bank, National Association
         1455 West 2200 South, Suite 300
         Salt Lake City, UT  84119
         Attention:  President

    If to Metris:

         Metris Companies Inc.
         Interchange Building
         600 South Highway 169, Suite 1800
         St. Louis Park, Minnesota  55426
         Attention:  President

    If to Fingerhut:

         Fingerhut Corporation
         4400 Baker Road
         Minnetonka, Minnesota  55343
         Attention:  President
         With a copy to the General Counsel

or to such other address as a Party may from time to time designate by notice.

    8.2 ENTIRE AGREEMENT. This Agreement, together with its Exhibits identified in this Agreement, constitutes the entire agreement between the Parties and supersedes any other agreement, whether written or oral, that may have been made or entered into by Direct Merchants Bank, Metris and Fingerhut (or by any officer or officers of either of such Parties) relating to the matters contemplated hereby.

    8.3 AMENDMENTS AND WAIVERS. This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written agreement executed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. In the course of the negotiating, planning and coordination of this Agreement, written documents have been exchanged between the Parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition or term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or as a waiver of any other condition or any breach of any other term, representation, warranty or covenant under this Agreement.

    8.4 ASSIGNMENT; DELEGATION OF DUTIES. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned or transferred by any Party, except to an Affiliate or any successor upon written notice to the other Parties hereto, provided that any such Affiliate or successor agrees in writing to be bound by the terms of this Agreement, without the prior written consent of the other. Direct Merchants Bank or Metris may at any time delegate any duties hereunder to an Affiliate which normally performs such credit card related services on behalf of Direct Merchants Bank or Metris.

    8.5 AUDIT RIGHTS. Fingerhut agrees that all records relating to Direct Merchants Bank's Accounts at all times shall be subject to inspection and review by the examiners of the Office of the Comptroller of the Currency (the "OCC") and any other regulatory agency having jurisdiction over Direct Merchants Bank or any of its operations. If Fingerhut receives any requests or demands under authority of law (subpoenas, so called discovery means, or audit demands of any taxing authority) for access to information of Direct Merchants Bank, Fingerhut shall immediately inform Direct Merchants Bank or Metris of such request or demand and shall not grant access to such information without Direct Merchants Bank's or Metris' permission not to be unreasonably withheld.

    8.6 EXPENSES. Unless specifically provided for elsewhere in this Agreement, each Party will bear all costs and expenses incurred by it in connection with the transactions herein, including legal fees, accounting fees and taxes which are imposed upon that Party based upon its activities hereunder.

    8.7 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of laws thereof.

    8.9 SEVERABILITY. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

    8.10 NO PARTNERSHIP OR JOINT VENTURE. This Agreement does not create a partnership or joint venture between the Parties, and no Party to this Agreement shall have any authority whatsoever to bind the other Parties to any obligation.

    8.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person or entity, other than the Parties and their respective successors and assigns permitted by this Agreement, any right, remedy or claim under or by reason of this Agreement.

    IN WITNESS WHEREOF, Direct Merchants Bank, Metris and Fingerhut have caused this Agreement to be duly executed as of the date first written above;


DIRECT MERCHANTS CREDIT CARD BANK, NATIONAL ASSOCIATION

By: Robert W. Oberrender
   -----------------------------------------
Title: Chief Financial Officer and Cashier
      --------------------------------------

FINGERHUT CORPORATION

By: Michael P. Sherman
   -----------------------------------------
Title: General Counsel
      --------------------------------------

METRIS DIRECT, INC.

By: Ronald N. Zebeck
   -----------------------------------------
Title: President
      --------------------------------------

                                   EXHIBIT A

                                  COMPENSATION

SOLICITATION FEE

1. Direct Merchants Bank will pay Fingerhut for each Prospect for whom there is an Account Booked:

    (i)    Five Dollars ($5.00) for an unsecured credit line;

    (ii) Two Dollars and Fifty Cents ($2.50) for each secured credit line once the minimum deposit amount is deposited in an account by the Prospect; and

    (iii) Two Dollars and Fifty Cents ($2.50) for each secured Account Booked which subsequently is converted to an unsecured credit line.

    Payment of the above fees terminates upon termination of the Agreement.

NET PURCHASE FEE

2. Direct Merchants Bank will also pay to Fingerhut a non-cumulative fee of 15 basis points of Net Purchases, exclusively on Accounts Booked pursuant to this Agreement. Payment of the Net Purchase fee terminates upon termination of this Agreement.